EXHIBIT 99



            TEXT OF LETTER TO EMPLOYEES IN USE BEGINNING MAY 30, 2003

                                 [LOGO OMITTED]

May 30, 2003


Dear HealthSouth Employee:

We are writing to update you on two areas - the tremendous progress we've made over the last two months in stabilizing our operations, and some matters you may have seen in news reports.

Operational Stability and Positioning HealthSouth to Return to Health

Thanks to all of your efforts, we have made great strides over the last eight weeks in stabilizing our operations and positioning HealthSouth for a return to financial and operating health. Our ongoing operations are generating positive cash flow, our cash position continues to improve, and we are meeting our commitments to our employees, suppliers and physician partners. The bottom line is that HealthSouth has a healthy core business -- both clinically and financially.

The review of our business operations by Alvarez & Marsal, our turnaround firm, continues to move forward. Alvarez & Marsal is continuing to "scrub" our corporate balance sheet, fix any problems identified and look for ways to reduce corporate spending while still supporting our core patient operations. As you may know, we recently eliminated additional overhead positions at the corporate office, bringing our corporate organizational design and support structure down to a size appropriate for the Company's operations across the country. We believe that the staffing reductions are now complete and that we have the team in place to support our facilities as we move forward.

In addition, we have also made significant progress in disposing of the bulk of our aircraft fleet. We have effectively disposed of all but four of the 13 aircraft. The elimination of unneeded sponsorships is complete and our entertainment ventures have been completely shut down.

We are working with the presidents of each of the divisions to develop new strategies to build on our core strengths. A number of our payors have also been doing periodic audits of our operational processes in the field, and the reports have been generally positive.

PricewaterhouseCoopers (PwC) is making significant progress in its forensic review of the Company's accounting records; we understand that the PwC team should largely be done with this review by the end of June. A separate team from PwC has been selected as the Company's new independent auditor, enabling us to begin work on producing new audited financial statements for the company as soon as practicable.

Once Alvarez & Marsal and PwC have finished their work, we will have a much clearer picture of the company's true earnings power and our ability to service the approximately $3.3 billion of debt we have at the corporate level. At that time, we will be in a position to develop a restructuring plan for the Company. Whatever course we take to fix the financial side of our business, in our out of bankruptcy court, we expect - and you should expect - that HealthSouth will continue to operate uninterrupted. Employees will still receive salaries and benefits, patients will still receive our outstanding quality of care, our doctors will still be able to treat and refer patients to our facilities with confidence, and we intend to pay our suppliers and vendors for their services.


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Based on what we know now, we do not anticipate taking any actions that will affect your salaries, benefits or 401(k) accounts, nor do we anticipate taking any actions that would result in further company-wide layoffs. We are very much in control of our destiny, and we don't intend to take any actions that are not in the long-term best interests of you - our valued employees - as well as our patients, medical partners, suppliers and other constituencies.

News Reports and our Legal Situation

HealthSouth continues to cooperate fully with all of the investigations surrounding the company, and we are committed to helping bring the people who committed the fraud to justice. The Board has selected the law firm of Skadden, Arps, Slate, Meagher & Flom LLP to serve as lead coordinating counsel on both corporate and litigation matters. Skadden Arps represents nearly one-half of the Fortune 250 industrial and service corporations, as well as many financial and governmental entities.

Some of you may have had questions when you read or heard about Richard Scrushy's lawsuits against the company and whether his recent statements in the press about returning to the company are true. Let us assure you that the Board, by a unanimous vote of the outside directors, determined that the former CEO's employment contract was null and void, and we do not foresee any circumstance under which he will be welcome again at HealthSouth. The media stories about one of his lawyers trying to put together a group of investors to buy the company are probably the first of many stories that will be put out in the coming weeks by the same lawyers. We believe they are doing this to distract the media from the former CEO's very serious legal situation. These potential distractions should be treated as simply that: distractions. Our legal team will monitor all of these situations and apprise us of any necessary action that needs to be taken.

You will also hear a great deal about the US Congressional investigation into the fraud by the House Energy and Commerce Committee. The hearings, which we expect later in the summer, are also likely to be featured prominently in the media. We ask that you continue to focus your attention on taking care of our patients. In return, we will keep you updated as much as possible on these ongoing actions.

Summary

In conclusion, we are optimistic about the future of HealthSouth and are proud of you and the work that you do every day. Please feel free to share the points made in this letter with your co-workers, families, patients, physicians and other referral sources. Remember, we are all the faces of HealthSouth, and we remain confident in our ability to come out of this trying period as a stronger company.

If you have specific questions, please remember to send them to employeehotline@healthsouth.com and check the intranet at inside.healthsouth.com for the answers to the most "Frequently Asked Questions."

Sincerely,

/s/ Joel C. Gordon                               /s/ Robert P. May

Joel C. Gordon                                   Robert P. May
Interim Chairman of the Board                    Interim Chief Executive Officer